Exhibit 99.1

April 14, 2023

To whom it may concern,

Company name	Arclands Co., Ltd.
Name of representative	Representative Director and President (COO)	Haruhiko Sakamoto
(Code No.: 9842; TSE Prime)
Contact	Executive Officer and General Manager, Management Division	Kimitoshi Ino
(Tel: 048-610-0641)

Company name	Arcland Service Holdings Co., Ltd.
Name of representative	Representative Director and President	Moritaka Sakamoto
(Code No.: 3085; TSE Prime)
Contact	Executive Officer and General Manager of Corporate Planning Office	Satoshi Ohara
(Tel: 03-5217-1531)

Notice of Execution of Share Exchange Agreement to Make Arcland Service Holdings Co., Ltd. a Wholly Owned

Subsidiary of Arclands Co., Ltd.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

We hereby notify you as follows that Arclands Co., Ltd. (hereinafter referred to as “Arclands”) and Arcland Service Holding Co., Ltd. (hereinafter referred to as “Arcland SHD”; Arclands and Arcland SHD are hereinafter collectively referred to as “both companies” or “the two companies”) resolved at their respective Board of Directors’ meetings held today to implement a share exchange (hereinafter referred to as the “Share Exchange”), whereby Arclands will become the wholly owning parent company after the share exchange and Arcland SHD will become a wholly owned subsidiary after the share exchange, and the two companies executed a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”) today.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

The Share Exchange is planned to be carried out with an effective date of September 1, 2023 after approval of the Share Exchange Agreement by the resolution of the regular general meeting of shareholders of Arclands to be held on May 25, 2023 and the extraordinary general meeting of shareholders of Arcland SHD to be held on June 22, 2023.

In addition, prior to the effective date of the Share Exchange, it is planned that common shares of Arcland SHD (hereinafter referred to as “Arcland SHD Shares”) will be delisted from the Prime Market of Tokyo Stock Exchange, Inc. Ltd. (hereinafter referred to as the “Tokyo Stock Exchange”) (the final trading date will be August 29, 2023).

1. Purpose of conversion to wholly owned subsidiary through the Share Exchange

Arclands was established in July 1970 as a wholesaler of metal tools with a focus on cutting tools. After opening its first home improvement store in 1978, Arclands has continued to grow steadily with Musashi, a large home improvement store that boasts an overwhelming selection of products, at the core of its business. In October 2020, Arclands converted LIXIL VIVA CORPORATION (after becoming a wholly owned subsidiary of Arclands, the company name was changed to VIVA HOME CORPORATION; hereinafter referred to as “VIVA HOME”) to a wholly owned subsidiary, and in September 2022, Arclands merged with Viva Home for the purpose of speedy and even greater synergy creation, and changed its trade name from “Arcland Sakamoto Co., Ltd.” to “Arclands, Co. Ltd.” with the wish to get a new start as a single team. As of today, Arclands has 13 subsidiaries and 5 affiliates (of which 4 are equity method affiliates), and the Arclands Group (meaning the company group that has Arclands as its core company; the same applies hereinafter) as a whole is engaged in the retail business selling housing-related products, household goods, food products, etc. to ordinary consumers and professionals (businesses), the wholesale business selling primarily DIY-related products nationwide and to the Arclands Group’s home improvement stores, and the restaurant business operating restaurants such as “Katsuya”, a tonkatsu specialty restaurant, and the real estate business leasing and managing real estate as part of store development.

The Arclands Group’s management philosophy is “developing human resources is the essence of building a company – sharing dreams and happiness with everyone involved,” and it strive to be able to select products with quality as the top priority and provide them to its customers at the lowest price possible. In particular, in the retail division, the top priority is to create stores that win customers’ overwhelming support through a product lineup that makes the most of store size and regional characteristics, while working to create stores that customers will be excited about based on the philosophy that the defining characteristic of a store is being fun.

On the other hand, as of today, Arcland SHD consists of 10 subsidiaries and 4 affiliates (of which 3 are equity method affiliates) (together with Arcland SHD, hereinafter referred to as the “Arcland SHD Group”), and its primary business is operating restaurants, particularly the tonkatsu specialty restaurant “Katsuya,” and managing the Franchise Chain Division. Arcland SHD’s origins lie in Arclands’ restaurant business division (hereinafter referred to as the “Restaurant Business Division,” which the parent company Arclands established in April 1986 as a result of its belief in the expansion of the restaurant market based on its reading of the growth of the restaurant market since 1975 and the trends of the times. At the time, retail business was rapidly expanding with the expansion of the sphere of daily activity resulting from the progress of motorization and the boom in roadside business. The home improvement store business, which was one type of retail business that Arclands operated, was entering an era in which opening a new store was all that was needed to increase profits. While riding the wave of the times and steadily increasing sales in the home improvement store business, Arclands took notice of the availability of parking lots at the home improvement stores and the restaurant business sharing the property of being a roadside business, and entered the restaurant business by establishing the Restaurant Business Division. In particular, the family restaurant business, which was Arclands’ first foray into the restaurant business division, was a highly profitable business format and representative of the restaurant business at the time. Subsequently, until the 2010s, the culture of eating out became considerably widespread in society, and the Food Service Division was able to steadily build up its strength by accumulating experience in the restaurant business by continuing to open new stores as a franchisee in the “CASA” family restaurant business and “Doutor Coffee Shop” cafe business. As the sales in the restaurant division grew in size, so did the scale of the organization, so in March 1993, Arclands established Arcland SHD in Sanjo, Niigata, and transferred the operations of Arclands’ restaurant division to it, spinning off the restaurant division from Arclands, and from that time, Arcland SHD commenced its restaurant business as a wholly owned subsidiary of Arclands.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

Since its establishment, the Arcland SHD Group has been striving to deliver new value to as many customers as possible through food, from daily meals to special occasions, based on its corporate philosophies of “perpetual prosperity,” “emphasizing results,” “the cream of the crop,” and “attempting to make what we think is impossible possible.” Arcland SHD built a solid business foundation by opening its first store for its current core business, the “Katsuya” pork cutlet restaurant, in Sagamihara, Kanagawa in August 1998, and then commencing expansion into the “Katsuya” franchise business in July 1999. Arcland SHD continued to steadily expanding its business after that, but there were some issues, such as the fact that directly managed stores remained limited to Niigata, Hokuriku, and the greater Tokyo area. In August 2007, Arcland SHD Shares were listed on the JASDAQ stock exchange in order to further expand its scale, differentiate itself from competitors, create self-sustaining growth, and improve its name recognition. Arcland SHD has continued to achieve steady growth since then, and in conjunction with its increase in scale, it changed its listed market to the First Section of the Tokyo Stock Exchange in June 2014, and it is currently listed on the Prime Market of the Tokyo Stock Exchange.

The Arcland SHD Group currently operates 15 restaurants brands, and as of the end of December 2022, it has expanded its business to 676 domestic restaurants and 89 restaurants overseas, for a total of 765 restaurants, and it has achieved expansion of its scale through its goals from when it became publicly traded of differentiating itself from competitors, creating self-sustaining growth, and improving its name recognition In particular, in order to further expand its core “Katsuya” business, the Arcland SHD Group will focus on maintaining and improving QSCA (Quality, Service, Cleanliness, and Atmosphere) at its restaurants, improving existing products, and expanding its business categories, while also actively developing new business categories. In addition, the Arcland SHD Group is aggressively developing new business categories to expand the scale of its business beyond “Katsuya.”

With regard to the business environment for both companies in recent years, the home improvement store market in which Arclands operates entered a mature phase starting in 2000, and market growth has remained flat, while the number of home improvement stores continues to increase, competition among stores has further intensified, and growth in sales through new store openings has been difficult. In addition, the industry as a whole is experiencing a trend of declining in sales per floor area and faces a situation where it is difficult for to grow sales through existing stores. Furthermore, home improvement stores are prone to price competition because it is not easy to differentiate products, and in recent years, other types of retailers such as big box stores (superstores), drugstores, discount stores, 100-yen stores, and discount interior and furniture specialty stores have been gaining strength. The competitive environment surrounding the industry has continued to intensify: in particular, in recent years, these types of businesses have converted to malls and started providing food, clothing, and housing services, including food service business, and the emergence of e-commerce sites such as Amazon is also a threat to the home improvement store industry. It has become more difficult for both companies to continue to achieve continued growth, and in the home improvement store industry, consolidation and reorganization are underway. In relation thereof, Arclands also made VIVA HOME a wholly owned subsidiary in October 2020, as stated above, in order to create speedy and even greater synergies. While Arclands’ home improvement store business has now reached a certain level of “expansion of scale” through the merger and integration with VIVA HOME, it is at a stage where it should improve profitability through “qualitative improvement” by increasing efficiency and productivity through the creation of synergies with VIVA HOME going forward

On the other hand, in the restaurant industry to which Arcland SHD belongs, there are signs of a recovery from the spread of COVID and a transition to the so-called “with COVID” and “post-COVID” environment, but the business environment remains extremely difficult with rising labor costs resulting from factors such as a shortage of workers, soaring procurement prices caused by global price increases, and prolonged tension in Ukraine. Furthermore, major changes are occurring in food consumption behavior, such as increasing demand for delivery and take-out, and there is a strong need to quickly implement effective measures in response to these changes. In particular, the speed of change in food consumption behavior is notable, and the environment is rapidly changing as a result of trends in fashion, impressions toward food ingredients, and economic and cultural backgrounds. Amid these circumstances, Arcland SHD’s foods business has adroitly responded to changes in the business environment, with takeout sales, including delivery, now accounting for approximately half of total sales at both “Katsuya” and “Karayama.” Although Arcland SHD’s foods business maintains stable profitability under these conditions, the increased labor costs attributable to labor shortages, global inflation and increasing costs due to the conflict in Ukraine contribute to an extremely difficult business environment where, in order to increase enterprise value, internal growth through new store openings will need to be accelerated and “expansion of scale” will need to be achieved through mergers and acquisitions and non-recurring growth (Arcland SHD’s core category, “Katsuya” (domestic), accounted for 59.3% of the Arcland SHD Group’s net sales in the previous fiscal year, and the dependence of its performance on the “Katsuya” (domestic) business has increased) and discover and build a portfolio of new business categories. However, although Arcland SHD recognizes that the retention rate of workers is its greatest challenge, finding an effective solution continues to be difficult, and it has been difficult for Arcland SHD alone to achieve an “expansion of scale” and discover and build a portfolio of new business categories.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

As stated above, as both companies have achieved the growth envisioned at the time of the spin-off, the business environment surrounding both companies and consumer’s lifestyles and values are fundamentally changing. In order for both companies to always be the companies that customers choose, regardless of the era, and in order to achieve further medium/long-term growth, we believe that both companies have reached a turning point where both companies must build a solution that enables them to accurately ascertain each of their challenges and be able to respond flexibly and swiftly. Amid these circumstances, in order for both companies to further enhance their corporate value, they should not pursue growth independently as separate and independent listed companies, but rather position the home improvement store business, which is the core business of Arclands, and the restaurant business, which is the core business of Arcland SHD, as the two pillars of the Arclands Group’s overall corporate value enhancement, and we believe that it is important for both companies to work together to strategically manage the group from the perspective of increasing the corporate value of the Arclands Group as a whole by positioning the home improvement store business as the core business of Arclands and the restaurant business as the core business of Arcland SHD, which can be achieved by combining and engaging in strategic group management and utilizing management resources of both companies.

Therefore, we believe that forming a complete parent-subsidiary relationship, not limited to transactions and cooperation between the parent company and consolidated subsidiary based on the assumption that both companies are single and independent listed companies and further cultivating and developing the “housing and food” related business and building a relationship between the two companies that will allow us to provide comprehensive services that are closer to the lives of consumers by operating the two companies in a fully integrated manner are necessary to further grow the corporate value of the entire Arclands Group. Arclands has been considering making Arcland SHD a wholly owned subsidiary from around September 2021, and has also held discussions with Arcland SHD. However, at that time, the two companies did not come to a common understanding of the future vision of organically strengthening and growing the home center business and the restaurant business through the management of the two companies as a complete unit. Therefore, the discussion and consideration were terminated around February 2022. However, as the business environment continues as described above, with the movement toward normalization from the spread of the novel coronavirus infection, in the home center business in Arclands, the demand for preventing the spread of infection and the demand for stay-at-home products due to people refraining from going out have diminished, and we felt that maximizing the corporate value of the entire Arclands Group through Arclands’ growth alone was neither efficient nor the best method. As a result, Arclands came to have a clearer future vision of maximizing the corporate value of the entire Arclands Group by organically linking the home center business in Arclands and the restaurant business in Arcland SHD while growing both businesses. Arclands has been aiming for strategic group management by uniting both companies from the perspective of improving the corporate value of the entire Arclands group. However, both companies are listed companies independent of each other, and each of them has a responsibility to manage their businesses with the highest priority on improving their own corporate value. Therefore, we felt that it was structurally difficult for the group to give top priority to realizing the future vision of maximizing the corporate value of the entire Arclands group if we maintain the status of parent-subsidiary listing, which has inherent risks of structural conflicts of interest, and we became even more acutely aware of the need for the two companies to operate in a completely unified manner. In addition to this, in light of the fact that public opinion on parent-subsidiary listings described below is becoming more critical as the years pass, Arclands has decided to start considering making Arcland SHD a wholly owned subsidiary again from around September 2022.

Arclands has positioned the period until FY 2024 as a period for pursuing group synergies in its “Medium-Term Management Plan – LIFE (FY 2021 – FY 2024)” released in March 2021 and is endeavoring to create synergies within the entire Arclands Group with “sales growth,” “improvement of gross profit margin,” and “reduction of SG&A expenses” as its three basic strategies. Making Arcland SHD a wholly owned subsidiary is expected to produce effects including “sales growth” by expanding the customer base and energizing M&A, and “reduction of SG&A expenses” by joint procurement of packaging materials.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

At the same time, in recent years, there have been increasing negative comments about the risk of structural conflicts of interest with respect to the governance of publicly traded subsidiaries and moves to strengthen measures to respond to these conflicts, including the “Practical Guidelines for Group Governance Systems” dated June 28, 2019 formulated by the Ministry of Economy, Trade and Industry, and the June 11, 2021 re-revision of the Corporate Governance Code, etc. also require various measures for transparency and fairness in governance of publicly traded subsidiaries. In this way, we recognize that there has been a trend in the capital markets for group companies to be strongly required to improve the capital efficiency of the group as a whole in recent years. Moreover, in addition to this environment surrounding parent company/subsidiary listings, the reorganization of the Tokyo Stock Exchange’s markets has led to requirements for further strengthening of governance in the Prime Market, and there are also increased financial and administrative burdens to respond to these requirements. In response to these trends, Arclands has also carefully reviewed the design of group governance and the handling of Arcland SHD Shares from the standpoint of the group’s overall medium and long-term business portfolio strategy, enhancement of corporate value and governance structure, and improvement of capital efficiency.

As a result of this review, Arclands believes that in order to maximize the strengths of the Arclands Group, including the Arcland SHD Group, and to maximize the improvement in the corporate value of the Arclands Group as a whole, it would be best for Arclands and Arcland SHD to execute the Share Exchange and thereby join together as a group to strengthen and expand their customer bases, develop new business categories, and implement flexible and agile management strategies rather than maintaining their independence as listed companies, and that the execution of the Share Exchange is the best option for both Arclands and Arcland SHD, and on December 13, 2022, Arclands made a proposal for the Share Exchange to Arcland SHD.

In response to the proposal from its parent company and controlling shareholder, Arclands, Arcland SHD decided to initiate a detailed review of a transaction to make Arcland SHD a wholly owned subsidiary of Arclands, including the Share Exchange (hereinafter referred to as the “Transaction”). Upon commencing a detailed review of the Transaction, and prior to deliberating and passing a resolution on the merits of the Transaction at Arcland SHD’s Board of Directors, Arcland SHD ensured that Arcland SHD’s decisions regarding the Transaction are made with due care, and in addition, eliminated the possibility of arbitrariness and conflicts of interest in the decision-making process of the Board of Directors of Arcland SHD and ensured the fairness of the process, and additionally, in order to obtain an opinion as to whether the decision by the Board of Directors of Arcland SHD to enter into the Transaction (if a tender offer is made as part of the content of the Transaction, including Arcland SHD expressing a specific opinion on such tender offer) is disadvantageous to the minority shareholders of Arcland SHD, Arcland SHD established a Special Committee on January 10, 2023 consisting of committee members who have no interest in Arclands, the controlling shareholder (hereinafter referred to as the “Special Committee”; the details are as stated in 3.(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below), and in combination with this, Arclands and Arcland SHD established a system for a detailed review, including the engagement of outside experts.

As a result of the review and discussion by the Companies, both companies recognize that the structural conflicts of interest between the minority shareholders of Arclands and Arcland SHD will be resolved when Arcland SHD becomes a wholly owned subsidiary of Arclands through this Share Exchange, it will become possible to solve the challenges discussed above and to more quickly benefit from advantages such as the establishment of a system that enables flexible and prompt implementation of management measures necessary to strengthen the competitiveness of the Arclands Group, including Arcland SHD, over the medium to long term, the business benefits of mutual utilization of management resources, and the increased management efficiency that will result from eliminating the parent company/subsidiary listing, and the Share Exchange will contribute to the long-term enhancement of the corporate value of both companies. Additionally, through repeated discussions between the two companies regarding the future vision of organically strengthening and growing the home improvement store and restaurant businesses through integrated management of the two companies, the two companies have reached a common understanding that they should not only pursue individual growth on the premise that they are separate and independent listed companies, but also that they should pursue “group optimization” that will maximize the corporate value of the Arclands Group, including Arcland SHD, as a whole. We also performed a review of the disadvantages expected to result from delisting, but we have come to the conclusion that shareholders of Arcland SHD will enjoy more advantages from becoming a wholly owned subsidiary of Arclands than the resulting disadvantages, since after the Share Exchange, Arcland SHD will continue to benefit from being associated with Arclands Group’s reputation and creditworthiness, including the expected ability to raise funds by Arclands as a wholly owned subsidiary of Arclands, it will be possible to provide the shareholders of Arcland SHD with the value and benefits that could result from the Share Exchange by delivering them with Arclands shares, which are the consideration for the Share Exchange, and it is believed that the Share Exchange will be beneficial not only to Arclands but also to the shareholders of Arcland SHD.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

As a result of the above, the two companies have decided to execute the Share Exchange by resolutions of their respective Boards of Directors dated today.

After the implementation of the Share Exchange, instead of pursuing only individual growth on the assumption that Arclands and Arcland SHD are independent listed companies, as in the past, the two companies will join together and seek to work in concert to achieve further growth and dramatically increase value. We will shift to a “group perspective” that also seeks to enhance the corporate value of the entire Arclands Group, manage the Arclands Group with a growth strategy that is “group-optimal” by increasing the corporate value of the Arclands Group as a whole to the greatest extent possible, and resolve the various problems that arise in the respective business environments, while working to reduce business costs and secure and conserve human resources. Specifically, we are considering implementing the following measures to enhance our value as a group.

(i) Promote opening of new stores by Arcland SHD by strengthening cooperation within the Arclands Group

As of April 2023, Arclands operates Musashi home improvement stores in 11 prefectures, mainly in the Tohoku, Koshinetsu and Hokuriku regions, and VIVA HOME stores in 22 prefectures in the Hokkaido, Kanto, Koshin, Chubu, Kansai and Kyushu regions, for a total of 144 stores. Since becoming publicly traded, Arcland SHD has independently expanded its business scale by increasing the number of stores based on a strong orientation toward independence, but after “Katsuya” had expanded into major metropolitan areas, Arclands SHD is now shifting its strategy to target smaller markets for new store openings from 2023 that have a population of approximately 60,000 people rather than 100,000. By making Arcland SHD a wholly owned subsidiary of Arclands through the Share Exchange, it will become easier to utilize the Arclands Group’s extensive network of locations, and it will also be possible to more flexibly and proactively develop stores operated by Arcland SHD within the Arclands Group’s stores, primarily the Arclands Group’s home improvement stores, and their premises. Through this, we believe that it will be possible to improve the name recognition and profitability of “Katsuya” and other Arcland SHD restaurants and strengthen their ability to attract customers, as well as to provide customers with one-stop “living and eating.” In addition, we will further promote new store openings by providing not only stores, primarily the Arclands Group’s home improvement stores, and their premises, but also Arclands Group’s various resources to secure store properties and information.

(ii) Development of new business categories and expansion of business scale through information sharing and cooperation on M&A

Arclands has been pursuing M&A as part of its growth strategy until now, as exemplified by the acquisition of VIVA HOME in October 2020 and the subsequent merger. Meanwhile, Arcland SHD has been actively developing new business categories following its core business category “Katsuya,”, which it has increasingly depended on, and as part of this, it has acquired shares in Cosmic Dining Corporation, as described in (iii) “Expansion of the scale of the frozen foods business” below, as well as in Meal Works Co., Ltd. (Head office: 14F, Shinochanomizu Building, 4-3 Kanda-Surugadai, Chiyoda-ku, Tokyo), which manages restaurants including the “Mango Tree” Thai restaurant and the “Dancing Club” seafood restaurant, and performs consulting.

As the two companies continue to pursue M&A going forward, we believe that the combination of Arcland SHD’s knowledge from M&A so far with Arclands’ knowledge from the VIVA HOME acquisition and subsequent PMI (Post Merger Integration) will make it possible to more efficiently perform the series of processes from the initial review stage at the time of M&A execution to the pursuit of post-integration growth strategies, enabling both companies to build up a track record and results from M&A as a growth strategies.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

Going forward, we plan to proactively consider and implement the optimal M&A for the group at each time, taking into account the “group perspective” as the Arclands Group, rather than the individual strategies of each company as in the past.

(iii) Expansion of the scale of the frozen foods business

Arcland SHD has acquired Cosmic Dining Corporation (currently Cosmic SY Corporation due to a trade name change; head office: 653 Kamiizumi-cho, Maebashi, Gunma), which manufactures and sells frozen foods such as tonkatsu, menchikatsu, and Salisbury steaks for supermarkets and restaurants through M&A and converted it to a wholly owned subsidiary, and its business has been growing steadily due to the increase in demand for home-cooked meals in recent years in response to macroeconomic trends relating to lifestyle changes, such as a decrease in time spent on housework resulting from the increase in dual-income households, and we believe this trend will continue in this future.

In this kind of situation, since Arclands is also engaged in food product, etc. retail business, we believe that further expansion of sales channels for Arcland SHD can be expected by displaying frozen food products handled by Arcland SHD at stores operated by Arclands, which can potentially expand Arcland SHD’s sales routes. In addition, while there are restrictions related to related-company transactions when both companies are listed, the Share Exchange will create a group company relationship whereby Arclandswill be able to engage in selling frozen food products handled by Arcland SHD through Arclands Online, an e-commerce site operated by Arclands. In light of these factors, we believe that expanding the scale of the frozen foods business at Arcland SHD, including capital investment in Arcland SHD’s frozen foods business and acquisition of companies related to this business through M&A, will contribute to enhancing the corporate value of the Arclands Group as a whole.

(iv) Reduction of business costs through use of PBs and joint procurement of packaging materials and construction materials for Arcland SHD

Amid the sharp rise in raw material prices in recent years, with store renovation and repair costs been increasing at Arcland SHD, it is believed that by utilizing ARCLANDS Group’s wholesale functions, it will be possible to reduce the procurement costs of materials for store renovation and repair. In addition to the above, we believe it is possible to reduce packaging costs, which have been increasing in recent years due to increased demand for takeout, including delivery, to a certain degree by developing packaging material PBs for Arcland SHD by utilizing Arclands’ product development know-how and joint procurement with Arclands.

In the future, we would also like to jointly study and explore the feasibility of renovating Arcland SHD’s stores interiors and handling store improvements and repair internally through the renovation business affiliated with the Arclands Group.

(v) Personnel exchange between Arcland SHD and the Arclands Group

In order to provide work opportunities that suit each employee’s stage of life, Arcland SHD is striving to create an environment where employees can work actively for a longer time. One of Arclands Group’s principles is to “Create an ideal environment by considering the life of our customers, the life of society, and the life of our staff” as one of its principles, and Arclands Group also strives to provide an optimal working environment for its employees.

We believe that as a result of Arcland SHD becoming a wholly owned subsidiary of Arclands in the Share Exchange, it will be possible for both companies, which are seeking to improve the working environment for their employees, to provide their employees with a wider range of career choices, without being limited to restaurant and home improvement store businesses.

In addition, as noted in (ii) “Development of new business categories and expansion of business scale through information sharing and cooperation on M&A” above, we believe that continuing to perform M&A in the future will allow employees to choose how they work from a variety of business types and operations.

We believe that, through their interactions with the personnel at Arclands Group who specialize in operations and organizational improvement, Arcland SHD will be able to implement organizational improvements to address the retention of workers. We also believe that a two-way exchange of personnel will enable both companies to share their proprietary knowledge and management know-how, thereby accelerating the growth of the group as a whole and enhancing the value of the Arclands Group.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(vi) Share customer information between the two companies

We believe that Arcland SHD and the Arclands Group can appropriately share their extensive customer-related data with each other in accordance with laws and regulations, and that by analyzing this customer-related data and utilizing it in the formulation of management strategies, sales promotion activities, etc., both companies’ groups can work together to expand their customer bases. In particular, Arcland SHD has limited opportunities to acquire customer information because it currently does not have a membership app. We expect Arcland SHD will be able to expand its customer base and improve customer sales by incorporating Arclands Group’s knowhow in respect of attracting new customers, retaining existing customers, proposing new products to existing customers, acquiring customer data and analyzing such data. In addition, we believe it will be possible to provide common services that only a wholly owned parent/subsidiary group can provide, such as introducing a membership system and loyalty point service common to all of the stores and brands affiliated with Arclands and Arcland SHD, and will continue to explore the feasibility of these services.

(vii) Strengthen group management functions and reduce management costs by improving the efficiency of indirect departments

We believe that it will be possible to strengthen group management administration functions and reduce management costs by reviewing the indirect divisions of both companies and optimizing them, including consolidation if necessary. Specifically, we believe that it is possible to strengthen group business management functions and reduce management costs through integrated management of administrative departments such as legal affairs, IR, and recruitment. In addition, we believe that it is possible to utilize the resources and know-how of the Arclands Group to promote DX support such as digitization of various normal operations, which is not currently considered to be sufficiently implemented by Arcland SHD alone.

At present, Arcland SHD is still a subsidiary of Arclands, so even if Arclands and Arcland SHD do not execute the Share Exchange, we believe that it will still be possible to produce the above effects to a certain extent, but given that Arcland SHD is publicly traded and has minority shareholders, the capital structure of Arclands, the parent company, and the minority shareholders of Arcland SHD could have a conflict of interest, there is a capital structure where there could be conflicts of interest between the parent company, Arclands, and the minority shareholders of Arcland SHD, so careful consideration is required of each measure to ensure that there is no risk of harming the interests of Arcland SHD’s minority shareholders, and in some cases, we believe it would be expected that as a result of it being impossible to deny the possibility of harming the interests of Arcland SHD’s minority shareholders, it will be impossible to promptly implement measures that would originally have been meaningful for improving the corporate value of both companies. Furthermore, due to the presence of minority shareholders in Arcland SHD, if Arclands provides any information or resources to Arcland SHD, this would create a situation for Arclands in which a portion of the profits from the utilization of these information and resources would be made available to the minority shareholders of Arcland SHD, so as a result, Arclands, as a listed company, may hesitate to provide information and resources to Arcland SHD, and this may therefore not be done adequately. Given the above, in order for the two companies to fully realize the effects of reviewing and implementing the group’s growth strategy in a unified manner while maintaining the “group perspective” described above, we believe it is necessary to form a wholly owned parent company/subsidiary relationship between the two companies and to prevent any conflict of interest between the parent company, Arclands, and the minority shareholders of Arcland SHD.

Although a scheme to make Arcland SHD a wholly owned subsidiary using a tender offer with cash as consideration would also be possible, Arclands and Arcland SHD determined that choosing a share exchange scheme is desirable because they expected that delivering common shares of Arclands (hereinafter referred to as “Arclands Shares”) to Arcland SHD’s shareholders as consideration for the Share Exchange will provide these shareholders with opportunities to enjoy, through holding shares of Arclands Shares, the effects expected to be produced by the various measures planned to be implemented after the Share Exchange after the interests of Arclands and Arcland SHD are aligned and business development and revenue increases to the Arclands Group as a whole, including the Arcland SHD Group, that will result from achievement of these effects, and resulting increases in the share price and dividends for Arclands Shares, as well as that the high liquidity of Arclands Shares will allow Arcland SHD shareholders to cash in these shares at any time by trading on the market.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

Based on these points, after a comprehensive review, Arclands and Arcland SHD shared the understanding that Arcland SHD becoming a wholly owned subsidiary of Arclands through the Share Exchange would contribute to improving the corporate value of both Arclands and Arcland SHD, and moreover, the corporate value of the Arclands Group as a whole, including the Arcland SHD Group, and would be beneficial to the shareholders of both Arclands and Arcland SHD. After reviewing and discussing the various terms and condition, including the Share Exchange Ratio, both companies reached an agreement, and today, the Boards of Directors of both companies resolved to implement the Share Exchange for the purpose of making Arclands a wholly owned subsidiary of Arcland SHD, and executed the Share Exchange Agreement.

2. Summary of the Share Exchange

(1) Schedule for the Share Exchange

Record date for regular general meeting of shareholders (Arclands)	February 28, 2023 (Tuesday)
Date of Board of Directors resolution to execute the Share Exchange Agreement (both companies)	April 14, 2023 (Friday)
Date of execution of the Share Exchange Agreement (both companies)	April 14, 2023 (Friday)
Extraordinary general meeting of shareholders public notice date (Arcland SHD)	April 14, 2023 (Friday)	(scheduled)
Record date for extraordinary general meeting of shareholders (Arcland SHD)	April 29, 2023 (Saturday)	(scheduled)
Approval of the Share Exchange Agreement – regular general meeting of shareholders (Arclands)	May 25, 2023 (Thursday)	(scheduled)
Approval of the Share Exchange Agreement – extraordinary general meeting of shareholders (Arcland SHD)	June 22, 2023 (Thursday)	(scheduled)
Final trading date (Arcland SHD)	August 29, 2023 (Tuesday)	(scheduled)
Delisting date (Arcland SHD)	August 30, 2023 (Wednesday)	(scheduled)
Scheduled implementation date for the Share Exchange (effective date)	September 1, 2023 (Friday)	(scheduled)

(Note)	The schedule for the Share Exchange may be changed by mutual agreement of both companies if necessary for the progress of the procedures for the Share Exchange or other reasons. Any changes to the above schedule that occur will be announced promptly.

(2) Method of Share Exchange

The Share Exchange is a share exchange in which Arclands will become the wholly owning parent company after the share exchange and Arcland SHD will become a wholly owned subsidiary after the share exchange. The Share Exchange is planned to be carried out with an effective date of September 1, 2023 after receiving approval of the Share Exchange Agreement by the resolution of the regular general meeting of shareholders of Arclands to be held on May 25, 2023 and the extraordinary general meeting of shareholders of Arcland SHD to be held on June 22, 2023

(3) Details of allocation for the Share Exchange

	Arclands (Wholly owning parent company after the share exchange)	Arcland SHD (Wholly owned subsidiary after the share exchange)
Allocation ratio for the Share Exchange	1	1.87
Number of shares delivered as a result of the Share Exchange	Arclands shares: 26,768,217 shares (planned)

(Note 1)	Share allocation ratio

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

1.87 shares of Arclands are assigned and allocated per share of Arcland SHD. However, no allocation of shares will be performed for Arcland SHD Shares that Arclands holds as of the Record Time (defined below) in the Share Exchange. Note that the allocation ratio for the above Share Exchange (hereinafter referred to as the “Share Exchange Ratio”) may change after mutual discussion and agreement between the two companies if there is a material change in the terms and conditions that the calculation is based upon.

(Note 2)	Number of shares of Arclands delivered as a result of the Share Exchange

In the Share Exchange, Arclands will deliver to the shareholders of Arcland SHD (however, meaning the shareholders after the treasury shares below are cancelled, and excluding Arclands) as of the point in time immediately before Arclands acquires all of the outstanding shares of Arcland SHD (excluding Arcland SHD shares held by Arclands) through the Share Exchange (hereinafter referred to as the “Record Time”), in exchange for the shares of Arcland SHD they hold, the total number of Arcland SHD Shares they hold multiplied by 1.87.

The shares to be delivered by Arclands are planned to be allocated from newly issued shares.

Additionally, Arcland SHD plans to cancel all of its treasury shares held as of the time immediately prior to the Record Time (including treasury shares acquired by Arcland SHD through the purchase of shares in connection with the Share Exchange by dissenting shareholders who have requested the purchase of their shares as set forth in Article 785(1) of the Companies Act) by a resolution of a meeting of its Board of Directors to be held by the day before the effective date of the Share Exchange.

In addition, Arcland SHD has issued first convertible unsecured bond-type bonds with stock acquisition rights (hereinafter referred to as the “Bonds with New Share Reservation Rights”). (The repayment terms for the Bonds with New Share Reservation Rights is August 14, 2023, and the number of shares of Arcland SHD subject to the new share reservation rights granted to the Bonds with New Share Reservation Rights (as of today) is calculated by dividing the total amount of the Bonds with New Share Reservation Rights 2,009,000,000 yen by the valid conversion price as of today 2,179 yen. (921,900 shares, rounding down the shares less than a basic lot).)

Accordingly, the number of shares to be delivered by Arclands can be revised going forward depending on the number of treasury shares to be acquired and retired by Arcland SHD and the execution of the new share reservation rights by the holder of the Bonds with New Share Reservation Rights.

(Note 3)	Treatment of shares less than one unit

Shareholders of Arcland SHD who will be holding less than one unit (less than 100 shares) of Arclands shares as the results of the Share Exchange, maybe able to utilize the following schemes in relate to Arclands share pursuant to the articles of association and Rules on handling of shares. Please note that shares less than one unit cannot be sold in financial instruments exchange markets.

(i) Scheme for purchasing shares less than one unit (for holding 100 shares)

Pursuant to Article 194, paragraph 1 of the Companies Act and the provision of articles of association of Arclands, this scheme allows the holders of less than one unit share of Arclands stock to purchase the number of shares from Arclands so that the sum of their shares will be one unit.

(ii) Scheme for selling shares less than one unit (sales of less than one unit share)

Pursuant to Article 192, paragraph 1 of the Companies Act, this scheme allows the holders of less than one unit share of Arclands stock to request Arclands to purchase the less than one unit share from the shareholder number of shares from Arclands so that the sum of their shares will be one unit.

(Note 4)	Treatment of fraction less than one share

Pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations, if there are shareholders of the Company who receive a fraction of less than one share of Arclands stock as a result of the Share Exchange, Arclands will sell the number of shares equivalent to the sum of all of the fractions less than one share (discarding the fraction if the sum includes a fraction less than one share) and deliver the proceeds to those shareholders in proportion to the fractions attributed to them.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(4) Treatment of new share reservation right and bonds with new share reservation rights in association with the Share Exchange as the results.

Bonds with New Share Reservation Rights issued by Arcland SHD is planned to be retired through expiration, execution of new share reservation right granted to the Bonds with New Share Reservation Rights or by other method before the Effective date of this Share Exchange pursuant to the terms of offering document. For your information Arcland SHD issues no new share reservation right except the Bonds with New Share Reservation Rights.

(5) Handling of dividends of surplus

Arclands and Arcland SHD have agreed that Arclands may pay a dividend of surplus up to 20 yen per Arclands share to shareholders or registered share pledgees whose names appear or are recorded in the final share register for February 28, 2023 and August 31, 2023; Arcland SHD may pay a dividend of surplus up to 15 yen per Arcland SHD Share to shareholders or registered share pledgees listed or recorded in the final share register as of June 30, 2023; except for these, Arclands and Arcland SHD shall not, after today, pass any resolution to distribute surplus funds with a record date prior to the effective date of the Share Exchange; and no resolution shall be passed for the acquisition of treasury shares (except in cases where the Company is required to acquire treasury shares in response to the exercise of shareholder rights in accordance with applicable laws and regulations) on any date before the effective date of the Share Exchange.

(6) Cancellation of the Share Exchange Agreement

In the event of a material change in the assets or business situation of Arclands or Arcland SHD, or when a situation which significantly hinders the execution of the Share Exchange will occur or otherwise the achievement of the purpose of the Share Exchange will be very difficult, the parties will agree to negotiate in good faith, and in the event the parties are unable to reach an agreement through such negotiation, each party may terminate the agreement by delivering a written notice to the other party by the day immediately prior to the Effective Date.

If Arclands and Arcland SHD cannot reasonably confirm that the Share Exchange is not subject to notification procedures under Form F-4 under the U.S. Securities Act by 30 days prior to the effective date, Arclands and Arcland SHD may cancel the Share Exchange Agreement by written notice to the other party by the day before the effective date.

3. Basis, etc. for the details of the allocation for the relevant reorganization

(1) Basis and reasons for the details of the allocation

In order to ensure fairness and appropriateness in determining the Share Exchange Ratio, Arclands and Arcland SHD each separately selected a third-party valuation agency and legal advisor independent of both companies: Arclands selected J-TAP Advisory K.K. (hereinafter referred to as “J-TAP”) and Arcland SHD selected Daiwa Securities Co. Ltd. (hereinafter referred to as “Daiwa Securities”) as their respective third-party valuation agencies, and Arclands selected Mori Hamada & Matsumoto and Arcland SHD selected TMI Associates as their respective legal advisors, and they commenced a full-scale review.

As described in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, Arclands performed a careful review based on the content of the share exchange ratio calculation report obtained on April 13, 2023 from J-TAP, Arclands’ third-party valuation agency, advice from its legal advisor, Mori Hamada & Matsumoto, and the results of due diligence conducted by Arclands on Arcland SHD, and as a result, Arclands determined that the Share Exchange is appropriate and will benefit the interests of its shareholders, so it decided it will be appropriate to perform the Share Exchange at the Share Exchange Ratio.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

At the same time, as described in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, Arcland SHD performed a careful review based on the content of the share exchange ratio calculation report obtained on April 13, 2023 from Daiwa Securities, Arcland SHD’s third-party valuation agency, advice from its legal advisor, TMI Associates, the results of due diligence conducted by Arcland SHD on Arclands, and the instructions, advice, report received on April 14, 2023 (for details, please see (3) “Outline of opinion obtained from parties with no interests in the controlling shareholder regarding the determination that the relevant transaction, etc. is not disadvantageous to minority shareholders” in “8. Matters concerning transactions, etc. with controlling shareholders” below) from the Special Committee consisting solely of independent members who have no interest in Arclands, the controlling shareholder. As a result, Arcland SHD has determined that the Share Exchange Ratio is appropriate, and that it will benefit the interests of all of its shareholders, so it has decided it will be appropriate to perform the Share Exchange at the Share Exchange Ratio.

As described above, Arclands and Arcland SHD have carefully considered the results of the share exchange ratio calculations submitted by their respective third-party valuation agencies, taking into account the results of due diligence conducted by each company on their counterpart, and they held negotiations and discussions and after comprehensively taking into account factors such as both companies’ financial conditions, asset conditions and future prospects. As a result, Arclands and Arcland SHD have determined that the Share Exchange is appropriate and will benefit the interests of their respective shareholders, so we have decided that it will be appropriate to perform the Share Exchange at the Share Exchange Ratio.

Note that the Share Exchange Ratio may change in accordance with the Share Exchange Agreement after mutual discussion and agreement between the two companies if there is a material change in the terms and conditions that are the basis for the calculation.

(2) Matters regarding the valuation

①   Name of the valuation agencies and relationship with the listed company and the counterparty

J-TAP, Arclands’ third-party valuation agency, and Daiwa Securities, Arcland SHD’s valuation agency, are both independent of Arclands and Arcland SHD, are not related parties of either Arclands or Arcland SHD, and have no material interest to be noted in relation to the Share Exchange.

②   Overview of calculation

J-TAP performed its calculation using market share price analysis (with April 13, 2023 as the reference date for calculation, the analysis is based on the average closing price on the Tokyo Stock Exchange Prime Market for the most recent one month from March 14, 2023 to the reference date for calculation, the average closing price for the most recent three months from January 16, 2023 to the reference date for calculation, and the average closing price for the most recent six months from October 14, 2022 to the reference date for calculation) because Arclands and Arcland SHD are listed on the Tokyo Stock Exchange Prime Market and market prices exist for both companies, together with the discount cash flow method (hereafter referred to as the “DCF Method”) to reflect evaluations of the conditions for both companies’ future business activities.

The future financial forecasts for Arclands and Arcland SHD used as the basis for J-TAP’s calculations using the DCF method did not include any financial years for which major increases or decreases to profits were expected. These financial projections do not assume that the Share Exchange will be implemented.

The calculated range for Arcland SHD Shares per Arclands Share based on each valuation method is as follows.

Used methods	Calculated share exchange ratio range
Market share price method	1.41~1.49
DCF method	0.62~2.27

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(Note)	In calculating the Share Exchange Ratio, J-TAP has, in principle, used information received from Arclands and Arcland SHD and information that is publicly available, etc. as-is, and has assumed that all such materials and information, etc. are accurate and complete, and has not independently verified the accuracy and completeness of such information. In addition, J-TAP has not conducted an independent evaluation or assessment of the assets or liabilities of Arclands and Arcland SHD or their affiliates (including off-balance-sheet assets and liabilities, as well as other contingent liabilities), nor has it requested any third-party institution to appraise or assess such assets or liabilities. J-TAP has relied on this information without independently verification the accuracy, appropriateness, or feasibility of the business plans of both companies. J-TAP’s calculations reflect the above information through April 13, 2023.

On the other hand, since Arclands and Arcland SHD are listed on the financial instruments exchange and market share prices exist, Daiwa Securities calculated the value of both companies using the market share price, and it performed a calculation using the DCF method to reflect the status of future business activities.

The calculation results for each method are as follows. The calculated ranges for the Share Exchange Ratio below state the ranges calculated by each calculation method when the share value per Arclands Share is 1.

Used methods	Calculated share exchange ratio range
Market share price method	1.41~1.49
DCF method	1.27~1.95

For the market price method, April 13, 2023 was used as the reference date for calculation, and the closing price on the reference date and the average closing prices for the one-month (March 14, 2023 to April 13, 2023), three-month (January 16, 2023 to April 13, 2023), and six-month (October 14, 2022 to April 13, 2023) periods prior to the reference date were used.

The DCF method utilized the expected future cash flow based on the financial forecasts prepared by Arclands for the period between February 2023 and February 2026 discounted using a fixed discount rate. A discount rate of 4.98%~5.29% was utilized. To calculate the going concern value, the constant-growth rate model was used and a terminal value of 0.25%~0.25% was utilized. The DCF method utilized the expected future cash flow based on the financial forecasts prepared by Arcland SHD for the period between December 2023 and December 2025, discounted using a fixed discount rate. A discount rate of 5.50%~5.81% was utilized. To calculate the going concern value, the constant-growth rate model was used and a terminal value of 0.50%~1.00% was utilized. With respect to the financial projections that Daiwa Securities utilized in connection with the DCF method, there were no fiscal years in which significant increases or decreases in profits were projected.

(Note) In calculating the Share Exchange Ratio, Daiwa Securities has used materials and information received from Arclands and Arcland SHD and information that is publicly available and has assumed that all materials and information subject to analysis and review are accurate and complete, and has not independently verified the accuracy and completeness of these materials information or borne any duty to do so. In addition, Daiwa Securities has not conducted an independent evaluation, appraisal, or assessment of the assets or liabilities of Arclands and Arcland SHD or their affiliates (including contingent liabilities), nor has it requested any third-party agency to evaluate, appraise, or assess such assets or liabilities. Daiwa Securities assumed that the respective business plans, financial forecasts and other future information provided by Arclands and Arcland SHD were prepared reasonably by the respective managements of both companies based on the best forecasts and judgments currently available. Daiwa Securities has relied on this information without independently verification the accuracy, appropriateness, or feasibility of the business plans of both companies. Daiwa Securities’ calculation of the Share Exchange Ratio is based on financial, economic, market, and other conditions as of April 13, 2023 These financial projections do not assume that the Share Exchange will be implemented.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(3) Expectations for delisting and the reasons therefor

As a result of the Share Exchange, Arcland SHD will become a wholly owned subsidiary of Arclands on the effective date of the Share Exchange (scheduled for September 1, 2023), and Arcland SHD shares will be delisted as of August 30, 2023 (the final trading date will be August 29, 2023). After the delisting, Arcland SHD Shares will no longer be able to be traded on the Tokyo Stock Exchange Prime Market.

Even after the delisting of Arcland SHD Shares, the Arclands shares to be allocated to Arcland SHD shareholders through the Share Exchange will be listed on the Tokyo Stock Exchange Prime Market and can be traded on the financial instruments exchange market after the effective date of the Share Exchange. For this reason, we believe that the Share Exchange will continue to provide liquidity of shares to Arcland SHD shareholders who hold 54 or more Arcland SHD Shares on the Record Time and receive an allocation of 100 or more Arclands Shares, which is the number of Arclands shares per unit, through the Share Exchange.

On the other hand, Arcland SHD shareholders who hold less than 54 Arcland SHD shares as of the Record Time will be allocated fewer than 100 Arclands Shares, which is the number of Arclands shares per unit. Such shares of less than one unit cannot be sold on financial instruments exchange markets, but shareholders who would hold such shares of less than one unit may request that Arclands purchase the shares of less than one unit they hold. Alternatively, they may purchase an additional number of shares from Arclands that will constitute one unit when combined with the number of shares of less than one unit they hold. For details, please refer to 2.(3) “Details of allocation for the Share Exchange” (Note 3) “Handling of shares of less than one unit” above. Arcland SHD shareholders will be able to trade their Arcland SHD shares on the Tokyo Stock Exchange Prime Market until August 29, 2023 (scheduled), the final trading date, as in the past, and exercise their legal rights as stipulated in the Companies Act and other related laws and regulations until the Record Time.

(4) Measures to ensure fairness (including measures to avoid conflicts of interest)

Arclands and Arcland SHD hold 17,520,000 shares (including 160,000 shares of Arcland SHD that Arclands has loaned to a third party) of Arcland SHD Shares (55.03% (rounded to the third decimal place; the same applies hereinafter in calculations of the shareholding ratio) of the total number of outstanding shares as of March 31, 2023 (33,096,000 shares) less the number of shares of Arcland SHD treasury stock (1,261,445 shares) (31,834,555 shares)) and Arcland SHD constitutes Arclands’ consolidated subsidiary, so in the event of the Share Exchange, we have determined that it is necessary to avoid conflicts of interest and ensure fairness, and we have taken the following measures to ensure fairness (including measures to avoid conflicts of interest)

(i) Acquisition of a stock valuation report from an independent third-party valuation agency

In order to ensure fairness in the calculation of the Share Exchange Ratio used in the Share Exchange, Arclands selected J-TAP, a third-party valuation agency independent of Arclands and Arcland SHD, and obtained a valuation report on the Share Exchange Ratio as of April 13, 2023, and Arcland SHD selected Daiwa Securities, a third-party valuation agency independent of Arclands and Arcland SHD, and obtained a valuation report on the share exchange ratio as of April 13, 2023. For an outline of the valuation report, see “(2) Summary of Valuation” in “(2) Matters Relating to Valuation” above. The two companies have not obtained written opinions (fairness opinion) from the third-party appraisers to the effect that the share exchange ratio for the Share Exchange is fair to the shareholders of Arclands or Arcland SHD from a financial perspective.

(ii) Advice from an independent law firm

Arclands has appointed Mori Hamada & Matsumoto as its legal advisor for the Share Exchange and has obtained advice on the procedures for the Share Exchange and the methods and processes, etc. for decision-making by the Board of Directors from a legal perspective. Mori Hamada & Matsumoto has no material interest in Arclands or Arcland SHD.

On the other hand, Arcland SHD has appointed TMI Associates as its legal advisor for the Share Exchange and has obtained advice on the procedures for the Share Exchange and the methods and processes, etc. for decision-making by the Board of Directors from a legal perspective. TMI Associates has no material interest in Arclands or Arcland SHD.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(iii) Acquisition of a report from a special committee that has no interest in Arcland SHD

In response to Arcland SHD receiving the proposal from Arclands, its parent company and controlling shareholder, and upon commencing a detailed review of the Transaction, prior to deliberating and resolving on the merits of the Transaction at Arcland SHD’s Board of Directors, Arcland SHD has ensured that Arcland SHD’s decisions regarding the Transaction are made with due care, eliminated the possibility of arbitrariness and conflicts of interest in the decision-making process of the Board of Directors of Arcland SHD, and ensured the fairness of the process, and additionally, in order to obtain an opinion as to whether the decision by the Board of Directors of Arcland SHD to enter into the Transaction (if a tender offer is made as part of the content of the Transaction, including Arcland SHD expressing a specific opinion on such tender offer) is disadvantageous to the minority shareholders of Arcland SHD, Arcland SHD established a Special Committee on January 10, 2023 consisting of three members: Yasuyuki Yagi and Koichi Hanafusa, outside directors (members of the Audit Committee) of Arcland SHD who have no interest in Arclands, the controlling shareholder, and who have been reported to the Tokyo Stock Exchange as independent directors, and Fumiaki Iwasaki, an independent outside expert with no interest in Arclands or Arcland SHD (an attorney and partner at Torikai Sogo Law Office). Arcland SHD consulted with the Special Committee on: (i) matters relating to the reasonableness of the purpose of the Transaction (including whether the Transaction will contribute to the enhancement of Arcland SHD’s corporate value), (ii) Matters concerning the appropriateness of the terms and conditions of the Transaction (including the appropriateness of the method of conducting the Transaction and the type of consideration), (iii) matters relating to the fairness of the procedures for the Transaction (including consideration of what measures to ensure fairness should be taken and to what extent), and (iv) the Transaction (if a tender offer is implemented in the Transaction, the details of the opinion expressed with respect to such tender offer) not being disadvantageous to minority shareholders based on the above (hereinafter referred to as the “Matters for Consultation”). In addition, in consulting on the Matters for Consultation, Arcland SHD has granted authority including: (a) authority to conduct an investigation of the Transaction (including asking questions and obtaining explanations from Arcland SHD’s officers or employees involved in the Transaction or Arcland SHD’s advisors for the Transaction on matters necessary for the consideration of the Matters for Consultation), (b) authority to request Arcland SHD to communicate to the other party the Special Committee’s proposals or other opinions or questions or to set up an opportunity for the Special Committee itself to consult with the other party (including its officers and employees involved in the Transaction and its advisors for the Transaction), (c) authority to refuse to approve the advisors appointed by Arcland SHD if it determines that there is a problem with the independence of the advisors appointed by Arcland SHD, in which case Arcland SHD shall respect the wishes of the Special Committee to the maximum extent possible, and (d) authority to appoint the Special Committee’s own advisors at Arcland SHD’s expense, if deemed particularly necessary.

The Special Committee carefully reviewed the Matters for Consultation by meeting a total of 13 times from February 2, 2023 to April 13, 2023, and additionally exchanged opinions and gathered information via emails and held discussions from time to time.

Specifically, the Special Committee reviewed and confirmed the independency and expertise of Daiwa Securities Co. Ltd. and TMI Associates which been respectively appointed by Arcland SHD as financial advisor / third-party valuation agency and as legal advisor and approved their appointments. Then, the Special Committee sent a questionnaire regarding the purpose of the Transaction, and etc., to Arclands and Arclands explained to the Special Committee regarding the purpose of the Transaction, the background and historical negotiation leading to the Transaction, the reason for selecting the method of Share Exchange, future management policy and treatment of employees after the Transaction, and the treatment of Shareholders benefit plan and a question-and-answer session was held. Additionally, TMI Associates, the legal advisor for Arcland SHD advised the Special Committee about the measures to ensure the fairness of the operations of this Special Committee and other procedures for this Transaction as well as the measures to avoid conflicts of interests and explained the results of legal due diligence on Arclands, and a question-and-answer session was held. Further, STREAM Co., Ltd. / STREAM Tax Co. who had conducted the financial and tax due diligence on Arclands based on the request from Arcland SHD explained to the Special Committee about the results of such due diligence and a question-and-answer session was held. In addition, Daiwa Securities, which is the financial advisor and third-party valuation agency for Arcland SHD explained to the Special Committee regarding the method and results of calculation for the consideration at Transaction (the Share Exchange Ratio, etc.) and a question-and-answer session was held and validated the appropriateness. Further, following the receipt of advice from Daiwa Securities and TMI Associates, the Special Committee was substantially involved in the negotiation with Arclands by setting the negotiation policy for the consideration of the Transaction (the Share Exchange Ratio, etc.), and by receiving reporting and directions regarding the developments of the negotiation as appropriate.

Under such circumstances, the Special Committee has carefully discussed and reviewed the Matters for Consultation and submitted a report that the Share Exchange is not disadvantageous to the minority shareholders of Arcland SHD to the Board of Directors of Arcland SHD on April 14, 2023. The following is an overview of the Special Committee’s opinion.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(i) Matters concerning reasonableness of the purpose of the Transaction (including whether the Transaction will contribute to the enhancement of the corporate value of Arcland SHD)

The following is a summary of the understanding of Arcland SHD and Arclands, as confirmed by the Special Committee from Arcland SHD and Arclands, regarding the purpose of the Transaction, the background leading up to the Transaction, and the specific details of Arcland SHD’s corporate value expected to increase as a result of the Transaction.

•

The home improvement store market in which Arclands operates entered a mature phase starting in 2000, and market growth has remained flat, while the number of home improvement stores continues to increase, competition among stores has further intensified, and growth in sales through new store openings has been difficult. In addition, the industry as a whole is experiencing a trend of decline in sales per floor area and faces a situation where it is difficult to grow sales through existing stores. Furthermore, home improvement stores are prone to price competition because it is not easy to differentiate products, and in recent years, other types of retailers such as GMS (general merchandise stores), drugstores, discount stores, 100-yen stores, and discount interior and furniture specialty stores have been gaining strength. The competitive environment surrounding the industry has continued to intensify: in particular, in recent years, these types of businesses have converted to malls and started providing food, clothing, and housing services, including food service business, and the emergence of EC (e-commerce) sites such as Amazon is also a threat to the home improvement store industry. It has become more difficult for both companies to continue to achieve continued growth, and in the home improvement store industry, consolidation and reorganization are underway. In relation thereof, Arclands also made VIVA HOME a wholly owned subsidiary in October 2020, as stated above, and in order to create speedy and even greater synergies, merged with VIVA HOME in September 2022. While Arclands’ home improvement store business has now reached a certain level of “expansion of scale” through the merger and integration with VIVA HOME, it is at a stage where it should improve profitability through “qualitative improvement” by increasing efficiency and productivity through the creation of synergies with VIVA HOME going forward

•

On the other hand, Arcland SHD’s foods business has stable profitability, in addition to the increased labor costs attributable to labor shortages, global inflation and increasing costs due to the conflict in Ukraine contribute to an extremely difficult business environment where, in order to increase enterprise value, we think internal growth through new store openings will need to be accelerated and “expansion of scale” will need to be achieved through mergers and acquisitions and non-recurring organic growth (Arcland SHD’s core category, “Katsuya” (domestic), accounted for 59.3% of the Arcland SHD Group’s net sales in the previous fiscal year, and the dependence of its performance on the “Katsuya” (domestic) business has increased) and discover and build a portfolio of new business categories. However, although Arcland SHD recognizes that the retention rate of workers is its greatest challenge, finding an effective solution continues to be difficult, and it has been difficult for Arcland SHD alone to achieve an “expansion of scale” and discover and build a portfolio of new business categories.

•

As stated above, as of now, both companies have achieved the growth envisioned at the time of the spin-off, and the business environment surrounding both companies and consumer’s lifestyles and values are fundamentally changing. In order for both companies to always be the companies that customers choose, regardless of the era, and in order to achieve further medium/long-term growth, we believe that both companies have reached a turning point where both companies must build a solution that enables them to accurately ascertain each of their challenges and be able to respond flexibly and swiftly. Amid these circumstances, in order for both companies to further enhance their corporate value, they should not pursue growth independently as separate and independent listed companies, but rather position the home improvement store business, which is the core business of Arclands, and the restaurant business, which is the core business of Arcland SHD, as the two pillars of the Arclands Group’s overall corporate value enhancement, and by combining and engaging in strategic group management, utilize management resources of both companies, and work together to resolve the issues above will not only increase the corporate value of the Arcland SHD but also contribute to improve the corporate value of the Arclands Group as a whole.

•

As described above, we believe that forming a complete parent-subsidiary relationship, not limited to general and formulaic transactions and cooperation between the parent company and listed subsidiary based on the assumption that both companies are single and independent listed companies and further cultivating and developing the “housing and food” related business and building a relationship between the two companies that will allow us to provide comprehensive services that are closer to the lives of consumers by operating the two companies in a fully integrated manner are necessary to further grow the corporate value of the entire Arclands Group. Arclands has been considering making Arcland SHD a wholly owned subsidiary from around September 2021, and has also had discussion with Arcland SHD. After that, the discussion and consideration were terminated around February 2022; however, Arclands started considering making Arcland SHD a wholly owned subsidiary again from around September 2022.

•

Arclands has positioned the period until FY 2024 as a period for pursuing group synergies in its “Medium-Term Management Plan – LIFE (FY 2021 – FY 2024)” released in March 2021 and is endeavoring to create synergies within the entire Arclands Group with “sales growth,” “improvement of gross profit margin,” and “reduction of SG&A expenses” as its three basic strategies. Making Arcland SHD a wholly owned subsidiary is expected to produce effects including “sales growth” by expanding the customer base and energizing M&A, and “reduction of SG&A expenses” by joint procurement of packaging materials.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

•

At the same time, in recent years, there have been increasing negative comments about the risk of structural conflicts of interest with respect to the governance of publicly traded subsidiaries and moves to strengthen measures to respond to these conflicts, including the “Practical Guidelines for Group Governance Systems” dated June 28, 2019 formulated by the Ministry of Economy, Trade and Industry, and the June 11, 2021 re-revision of the Corporate Governance Code, etc., also require various measures for transparency and fairness in governance of publicly traded subsidiaries; in this way, Arclands recognizes that there has been a trend in the capital markets for group companies to be strongly required to improve the capital efficiency of the group as a whole in recent years. Moreover, in addition to this environment surrounding parent company/subsidiary listings, the reorganization of the Tokyo Stock Exchange’s markets has led to requirements for further strengthening of governance in the Prime Market, and there are also increased financial and administrative burdens to respond to these requirements. In response to these trends, Arclands has also carefully reviewed the design of group governance and the handling of Arcland SHD Shares from the standpoint of the group’s overall medium and long-term business portfolio strategy, enhancement of corporate value and governance structure, and improvement of capital efficiency.

•

As a result of this review, Arclands believes that in order to maximize the strengths of the Arclands Group, including the Arcland SHD Group, and to maximize the improvement in the corporate value of the Arclands Group as a whole, it would be best for Arclands and Arcland SHD to execute the Transaction and thereby join together as a group to strengthen and expand their customer bases, develop new business categories, and implement flexible and agile management strategies rather than maintaining their independence as listed companies, and that the execution of the Transaction is the best option for both Arclands and Arcland SHD, on December 13, 2022, Arclands made a proposal for the Transaction to Arcland SHD.

•

Arcland SHD has, in response to the proposal to execute the Transaction on December 13, 2022 from its parent company and controlling shareholder Arclands, conducted a detailed review of the Transaction, and continued to have discussions with Arclands. As a result, both companies recognize that the structural conflicts of interest between the minority shareholders of Arclands and Arcland SHD will be resolved when Arcland SHD becomes a wholly owned subsidiary of Arclands through the Transaction, it will become possible to solve the challenges discussed above and to more quickly benefit from advantages such as the establishment of a system that enables flexible and prompt implementation of management measures necessary to strengthen the competitiveness of the Arclands Group, including Arcland SHD, over the medium to long term, the business benefits of mutual utilization of management resources, and the increased management efficiency that will result from eliminating the parent company/subsidiary listing, and the Transaction will contribute to the long-term enhancement of the corporate value of both companies; additionally, through repeated discussions between the two companies regarding the future vision of organically strengthening and growing the home improvement store and restaurant businesses through integrated management of the two companies, the two companies have reached a common understanding that they should not only pursue individual growth on the premise that they are separate and independent listed companies, but also that they should pursue “group optimization” that will maximize the corporate value of the Arclands Group, including Arcland SHD, as a whole. We also performed a review of the expected disadvantages to company creditworthiness and current shareholders as a result of delisting, and after execution of the Transaction, as a major group company of Arcland Group, it is considered possible to maintain the increased creditworthiness, and it will be possible to provide the minority shareholders of Arcland SHD with the value and benefits that could result from the Transaction by delivering them with Arclands common shares, which are the consideration for the Share Exchange, and it is believed that execution of the Transaction will be beneficial not only to Arclands but also to the minority shareholders of Arcland SHD, and we have come to the conclusion that there will be more advantages from becoming a wholly owned subsidiary of Arclands than the resulting disadvantages.

•

After the implementation of the Transaction, instead of pursuing only individual growth on the assumption that Arclands and Arcland SHD are independent listed companies, as in the past, the two companies intend to join together and seek to work in concert to achieve further growth and dramatically increase value, we will shift to a “group perspective” that also seeks to enhance the corporate value of not only Arcland SHD but the entire Arclands Group, manage the Arclands Group with a growth strategy that is “group-optimal” by increasing the corporate value of the Arclands Group as a whole to the greatest extent possible, and resolve the various problems that arise in the respective business environments, while working to reduce business costs and secure and conserve human resources. Specifically, the two companies are considering implementing the following measures to enhance the value as a group.

(A)	Promote opening of new stores by Arcland SHD by strengthening cooperation within the Arclands Group

(B)	Development of new business categories and expansion of business scale through information sharing and cooperation on M&A

(C)	Expansion of the scale of the frozen foods business

(D)	Reduction of business costs through use of PBs and joint procurement of packaging materials and construction materials for Arcland SHD

(E)	Personnel exchange between Arcland SHD and the Arclands Group

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(F)	Share customer information between the two companies

(G)	Strengthen group management functions and reduce management costs by improving the efficiency of indirect departments

•

At present, Arcland SHD is still a subsidiary of Arclands, so even if Arclands and Arcland SHD do not execute the Transaction, it still considered possible to produce the above effects to a certain extent, but given that Arcland SHD is publicly traded and has minority shareholders, the capital structure of Arclands, the parent company, and the minority shareholders of Arcland SHD could have a conflict of interest, there is a capital structure where there could be conflicts of interest between the parent company, Arclands, and the minority shareholders of Arcland SHD, so careful consideration is required of each measure to ensure that there is no risk of harming the interests of Arcland SHD’s minority shareholders, and in some cases, it would be expected that as a result of it being impossible to deny the possibility of harming the interests of Arcland SHD’s minority shareholders, it will be impossible to promptly implement measures that would originally have been meaningful for improving the corporate value of both companies. Furthermore, due to the presence of minority shareholders in Arcland SHD, if Arclands provides any management information or management resources to Arcland SHD, this would create a situation for Arclands in which a portion of the profits from the utilization of these information and resources would be made available to the minority shareholders of Arcland SHD, so as a result, Arclands, as a listed company, may hesitate to provide information and resources to Arcland SHD, and this may therefore not be done adequately. Given the above, in order for the two parties to fully realize the effects of reviewing and implementing the group’s growth strategy in a unified manner while maintaining the “group perspective” described above, we believe it is necessary to form a wholly owned parent company/subsidiary relationship between the two companies and to prevent any conflict of interest between the parent company, Arclands, and the minority shareholders of Arcland SHD.

•

Since Arclands expects to maintain the management structure, governance structure, and decision-making structure and methods of Arcland SHD after making Arcland SHD its wholly owned subsidiary, if the structural conflict of interest between Arclands and minority shareholders of Arcland SHD is resolved through the execution of the Transaction, while Arcland SHD maintains the current management structure, through mutual sharing and provision of management information and resources and prompt decision making by the two companies, it is considered possible to establish a structure that enables flexible and prompt implementation of management measures necessary to strengthen the medium to long term competitiveness of the Arclands Group including Arcland SHD.

•

Although a scheme to make Arcland SHD a wholly owned subsidiary using a tender offer with cash as consideration would also be possible, it was determined that executing a share exchange scheme by the Transactions is reasonable because they expected that delivering common shares of Arclands (hereinafter referred to as “Arclands Shares”) to Arcland SHD’s minority shareholders as consideration for the share exchange will provide these shareholders with opportunities to enjoy, through holding shares of Arclands Shares, the effects expected to be produced by the various measures planned to be implemented after the Share Exchange after the interests of Arclands and Arcland SHD are aligned and business development and revenue increases to the Arclands Group as a whole, including the Arcland SHD Group, that will result from achievement of these effects, and resulting increases in the share price and dividends for Arclands Shares, as well as that the high liquidity of Arclands Shares will allow Arcland SHD shareholders to cash in these shares at any time by trading on the market.

With regard to the above, it is considered that Arcland SHD becoming a wholly owned subsidiary of Arclands through the Transaction will build a relationship that enables both companies to work together to provide flexible and immediate multiple solutions, and will fully demonstrate the effects of considering and implementing the group’s growth strategy in a unified manner while maintaining a “group perspective”, and will benefit to improve Arcland SHD’s medium to long term company value, and furthermore, it is evaluated that implementing the Transaction by means of a share exchange is not unreasonable compared to a tender offer with cash consideration or a squeeze-out, therefore, it is evaluated that the purpose of the Transaction is reasonable. The Special Committee considers that the proposal for the Transaction, which is the subject of the Matters for Consultation, is a separate and independent proposal from the above discussed proposal made in 2021 by Arclands to make Arcland SHD a wholly owned subsidiary, and that the purpose of the Transaction itself and the terms of the Transaction are the most important factors in relation to the Matters for Consultation, therefore, did not consider it necessary to focus on the history of past discussions and reviews.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(ii) Matters relating to the appropriateness of the terms and conditions of the transaction (including the appropriateness of the transaction execution method and the type of compensation)

(a) Share Exchange Ratio

The Share Exchange Ratio is recognized to be above the upper limit of the range of calculation results based on the market price method and within the range and above the median of the range of calculation results based on the DCF (Discounted Cash Flow) method in the Share Exchange Ratio Calculation Report obtained from Daiwa Securities. In addition, there is nothing unreasonable about the calculation method and selection of valuation method in the said Share Exchange Ratio Calculation Report.

The Share Exchange Ratio can be evaluated as being above average compared to the average premium level in recent cases in which listed subsidiaries have been made wholly-owned subsidiaries through share exchanges similar to the Transaction.

In addition to the above, we have found no matters that have materially adversely affected the terms of the Transaction as a result of our due diligence on Arclands.

Furthermore, as described in (iii)(c) below, the Share Exchange Ratio was determined as a result of substantial discussions and negotiations between Arclands and Arcland SHD, and there is nothing unreasonable about the negotiation process.

In light of the above, this share exchange ratio is appropriate.

(b) Appropriateness of the Transaction execution method and the type of compensation

The Transaction is an allotment of Arclands shares to the company’s shareholders, and the shareholders of Arclands, as such, can continue to enjoy the benefits from the realization of synergies expected to arise from the growth of the Arclands Group (including the enhancement of the corporate value of Arcland SHD, which will become a wholly owned subsidiary of Arclands) even after the Transaction is executed. On the other hand, given that Arclands shares can be traded on the prime market of the Tokyo Stock Exchange, and that opportunities to cash out can be secured at any time after the Transaction, the Transaction execution method and the type of compensation are appropriate.

(c) Brief summary

In addition to the above, and in light of the fact that there is nothing unreasonable about the terms and conditions of the Transaction, we have concluded that the terms and conditions of the Transaction, including the Share Exchange Ratio, are reasonable and appropriate.

The shareholder special benefit plan of Arcland SHD will be abolished as a result of the Transaction, and after the Transaction is executed, such plan previously granted will be replaced by a new plan that is substantially the same as the current special benefit plan of Arcland SHD. Also, in terms of shareholder benefits, it is acknowledged that the company is showing consideration for the shareholders of Arcland SHD by planning to establish a new shareholder benefit program that can be used in common with the Arclands Group.

(iii) Matters relating to the fairness of the proceedings for the Transaction (including consideration of the extent to which any fairness assurance measures should be taken).

It is acknowledged that Arcland SHD has taken the following measures to ensure the fairness of the proceedings in the negotiation process leading to the Transaction.

(a)

Arcland SHD will ensure the fairness of the decision-making process of Arcland SHD with respect to the Transaction by carefully considering the fact that Arclands holds approximately 55% of Arcland SHD shares and that Arcland SHD is a consolidated subsidiary of Arclands, and by eliminating arbitrariness and the possibility of conflicts of interest in the decision-making process of the Board of Directors of Arcland SHD. In addition, a Special Committee has been established for the purpose of obtaining the opinions of the Board of Directors of Arcland SHD as to whether the decision to execute the Transaction by the said Board of Directors is disadvantageous to the minority shareholders of Arcland SHD. In making a decision regarding the Transaction, the Company shall respect the opinions of the Special Committee to the maximum extent possible. If the Special Committee determines that the terms of the Transaction are not appropriate, the Company shall decide not to execute the Transaction, and in negotiating the terms of the Transaction with Arclands, the Company shall report to the Special Committee in a timely manner on the status of such negotiations and receive opinions, instructions and requests at important stages

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(b)

Arcland SHD and Arclands have appointed Daiwa Securities, a financial advisor and third-party valuation institution that is recognized as independent from Arcland SHD and Arclands, and TMI Associates, a legal advisor, as their respective external advisors, and have carefully considered and discussed the appropriateness of the terms of the Transaction, including the Share Exchange Ratio, while receiving advice, etc. from each of them

(c)

Arcland SHD received a proposal for a lower share exchange ratio than the share exchange ratio (1.87 shares of Arcland stock for 1 share of Arcland SHD stock), but in response to this proposal, Arcland SHD has repeatedly requested Arclands to reconsider the exchange ratio from the perspective of protecting the interests of minority shareholders, and has held substantive discussions and negotiations to raise this share exchange ratio on multiple occasions. In addition, after lengthy discussions at the Special Committee, suggestions and advice were given to Arcland SHD regarding how to proceed with the discussions and negotiations and the details to be communicated to Arclands, and Arcland SHD also decided its response policy based on such suggestions and advice. The opinions of the Special Committee were appropriately reflected in the process of discussion and negotiation with Arclands

(d)

No officer or employee of Arcland SHD who concurrently serves or has served as an officer or employee of Arclands has been involved in the consideration of the Transaction or in the discussions and negotiations with Arclands. Although Katsuji Sakamoto, Chairman and Representative Director of Arclands, and Moritaka Sakamoto, President and Representative Director of Arcland SHD, have a parent-child relationship, Moritaka Sakamoto does not concurrently serve as an officer or employee of Arclands nor has he ever worked for Arclands, and as a Director of Arcland SHD, he has a duty of care and loyalty only to it. Given that it is desirable for Moritaka Sakamoto, Representative Director of Arcland SHD, to participate in the review of the Transaction in order for Arcland SHD to fully review and negotiate the Transaction, there should be no particular problem with his involvement in the review of the Transaction and in the discussions and negotiations with Arclands

(e)

As stated in (a) above, if the Special Committee determines that the terms of the Transaction are not appropriate, the Board of Directors of Arcland SHD will decide not to execute the Transaction. In discussing and negotiating with Arclands regarding the Transaction, as described in (b) above, the Special Committee has seriously considered for a long time how to proceed with the discussions and negotiations with Arclands and the contents to be communicated to Arclands, and suggested and advised Arcland SHD of the results of such discussions and negotiations. Arcland SHD has respected the opinions of the Special Committee to the maximum extent, and in considering the Transaction, Arcland SHD proceeded in a manner that appropriately reflected the opinions of the Special Committee; therefore, it is considered that the proceedings were conducted in a manner that fully respected the opinions of the Special Committee

(f)

Although Arclands SHD did not, at the time of the Transaction, ensure the opportunity for a competing takeover bid by another potential acquirer in the M&A (“Market Check”), Arclands has been informed that it owns approximately 55% of Arcland SHD shares. Given that Arcland SHD is a consolidated subsidiary of Arclands, there is little likelihood that any other serious competing proposal will be made, and according to Arclands, it has no intention of accepting the sale of Arcland SHD shares even if another competing takeover bidder were to appear. In light of the above, it is unlikely that the market check will function as a measure to ensure fairness in this transaction, and therefore, it is not meaningful to implement it. In addition, while there are few advantages to conducting market check as described above, there are disadvantages, such as the possibility of information leakage of trade secrets, etc., to competitors, and the adverse effects on business and stock prices due to leakage of transaction information, etc. Therefore, the fact that Arcland SHD is not conducting market check does not raise questions about the fairness of the proceedings for the Transaction

In light of the above, it can be said that Arcland SHD has taken reasonable measures necessary to ensure the fairness of this transaction, and it has been concluded that the proceedings for this transaction are fair.

(iv) Based on (i) through (iii) above, the Share Exchange (if a tender offer is implemented in the Transaction, the content of the statement of opinion regarding such tender offer) is not disadvantageous to minority shareholders

Based on (i) through (iii) above, the Special Committee has carefully examined the Transaction and concluded that the Transaction is not disadvantageous to the minority shareholders of Arcland SHD.

(iv) Approval of all directors of Arcland SHD

All directors of Arcland SHD attended the meeting of the Board of Directors of Arcland SHD held today, and the resolution to approve the Share Exchange was unanimously approved by the attending directors. Although Katsuji Sakamoto, the Representative Director and Chairman of Arclands, and Moritaka Sakamoto, the Representative Director and President of Arcland SHD, are father and son, Moritaka Sakamoto is neither a director nor employee of Arclands and has not been employed at Arclands, and as a director of Arcland SHD, has a duty of care and loyalty only to Arcland SHD, and it is desirable that he engage and negotiate in respect of this Transaction at Arcland SHD, we believe there are no issues with his involvement in the Transaction and negotiations related thereto.

4. 5. Overview of the companies that are parties to the Share Exchange

		Wholly owning parent company after the share exchange		Wholly owned subsidiary after the share exchange
(1)	Name	Arclands Co., Ltd.		Arcland Service Holdings Co., Ltd.
(2)	Address	445 Kamisugoro, Sanjo, Niigata		14F Shinochanomizu Building, 4-3 Kanda-Surugadai, Chiyoda-ku, Tokyo
(3)	Representative’s title and name	Representative Director and President Haruhiko Sakamoto		Representative Director and President Moritaka Sakamoto
(4)	Business details	Retail business Wholesale business Restaurant business Real estate business		Restaurant business
(5)	Capital	6,462 million yen (As of February 28, 2023)		1,932 million yen (As of December 31, 2022)
(6)	Date of establishment	July 1, 1970		March 2, 1993
(7)	Outstanding shares	41,381,686 shares (As of February 28, 2023)		33,096,000 shares (as of December 31, 2022)
(8)	Accounting period	Last day of February		December 31
(9)	Number of Employees	(Consolidated) 3,166 (As of February 28, 2022)		(consolidated) 519 (As of December 31, 2022)
(10)	Main business partners	—		—
(11)	Main banks with business	Sumitomo Mitsui Banking Corporation Mizuho Bank Daishi Hokuetsu Bank MUFG Bank		Daishi Hokuetsu Bank Sumitomo Mitsui Banking Corporation Mizuho Bank MUFG Bank
(12)	Major shareholders and shareholding ratio	The Master Trust Bank of Japan, Ltd. (trust account)	11.90%	Arclands Co., Ltd.	55.03%
		Yugen Kaisha Musashi	9.52%	The Master Trust Bank of Japan, Ltd. (trust account)	5.09%
		The Custody Bank of Japan, Ltd. (trust account)	7.02%	NORTHERN TRUST CO.(AVFC) RE THE HIGHCLERE INTERNATIONAL INVESTORS SMALLER COMPANIES FUND (Standing Proxy: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Business Department)	2.16%
		Northern Trust Company AVFC Re Fidelity Funds (Standing Proxy: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Business Department)	5.85%	Moritaka Sakamoto	0.96%
		Arcland Business Partner Shareholding Association	5.23%	SMBC Nikko Securities Inc.	0.82%
		Katsuji Sakamoto	3.71%	The Custody Bank of Japan, Ltd. (trust account)	0.78%
		City Index Eleventh Co., Ltd.	3.57%	Kiyoko Usui	0.75%
		Haruhiko Sakamoto	3.05%	BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC) (Standing proxy: MUFG Bank)	0.62%
		Arclands Employee Shareholding Association	3.01%	STATE STREET BANK AND TRUST COMPANY (Standing Proxy: Mizuho Bank, Ltd.)	0.50%
		Yoji Sakamoto	2.80%	Hisashi Ito	0.44%
		(As of August 31, 2022)		(As of December 31, 2022)

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(13)	Relationship between the parties
	Capital relationship	As of today, Arclands holds 17,520,000 Arcland SHD Shares (55.03% of the total number of outstanding shares as of December 31, 2022 (33,096,000 shares) less the number Arcland SHD treasury shares (1,261,445 shares) (31,834,555 shares)) and is the parent company of Arcland SHD.
	Personnel relationship	—
	Business relationship	Arclands and the Arcland SHD Group lease real estate.
	Status of Related Party Relationship	Arcland SHD is a consolidated subsidiary of Arclands, and Arclands and Arcland SHD mutually constitute related parties.
(14)	Operating results and financial status for the past three years
	Accounting period	Arclands (consolidated)			Arcland SHD (consolidated)
		2021 February fiscal year	2022 February fiscal year	2023 February fiscal year	2020 December fiscal year	2021 December fiscal year	2022 December fiscal year
	Consolidated net assets	91,048	107,403	116,570	21,215	23,057	24,939
	Consolidated total assets	353,379	371,769	361,925	32,723	33,486	35,465
	Consolidated net assets per share (yen)	2,004.99	2,386.98	2,591.39	655.65	711.58	768.94
	Consolidated net sales	178,575	357,190	313,487	38,634	44,207	47,163
	Consolidated operating income	16,116	20,919	18,911	4,538	4,905	4,932
	Consolidated ordinary income	16,956	23,281	19,176	4,868	7,721	5,513
	Current net income attributable to parent company’s shareholders	8,725	16,393	9,663	2,366	2,617	3,001
	Current net income per share (yen)	215.13	404.20	238.26	74,34	82.24	94.27
	Dividends per share (yen)	35.00	35.00	40.00	24.00	30.00	30.00

(Unit: million yen except where specially noted)

(Note)	Arclands’ fiscal year ending February 2022 is the 12 month and 8 day period from February 21, 2021 to February 28, 2022 due to a change in its accounting period.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

5. Status after the Share Exchange

Wholly owning parent company after the share exchange

(1)	Name	Arclands Co., Ltd.

(2)	Address	445 Kamisugoro, Sanjo, Niigata

(3)	Representative’s title and name	Representative Director and President Haruhiko Sakamoto

(4)	Business details	Retail business Wholesale business Restaurant business Real estate business

(5)	Capital	6,462 million yen

(6)	Accounting period	Last day of February

(7)	Net assets	Not confirmed at this time.

(8)	Total assets	Not confirmed at this time.

6. Overview of accounting treatment

The Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standard for Business Combinations.

7. Future outlook

As a result of the Share Exchange, Arcland SHD, which is a consolidated subsidiary of Arclands, will become its wholly owned subsidiary. The effects of the Share Exchange on Arclands have not been determined at this time. In the future, if there is a need to revise the earnings forecast or other matters that should be announced, we will disclose them promptly.

8. Matters concerning transactions, etc. with controlling shareholders

Applicability of transactions, etc. with controlling shareholder and compliance with Policy on Measures to Protect Minority Shareholders

The Share Exchange falls under the category of a transaction, etc. with a controlling shareholder for Arcland SHD, since Arclands is already the parent company of Arcland SHD.

As Arcland SHD has stated in “4. Guidelines Concerning Minority Shareholders Protection Policy in Transactions with Controlling Shareholders” and “5. Other special circumstances that may have a material impact on corporate governance” in “I. Basic policy on corporate governance, capital structure, corporate profile and other basic information” of its report on corporate governance disclosed on March 30, 2023 (hereinafter referred to as the “Corporate Governance Report”), Arclands’ primary business is the operation of home improvement stores. There are no companies other than Arcland SHD and consolidated subsidiaries of Arcland SHD that are engaged in the restaurant business within the Arclands Group. Arcland SHD makes its own decisions regarding business activities and management decisions, ensuring independence as a listed company. Additionally, with respect to transactions between Arcland SHD and Arclands, the basic policy is to provide appropriate conditions similar to regular transactions. Where a transaction is potentially deemed a material conflict of interest, an independent “Conflict of Interest Review Committee” comprising a majority of outside directors will determine the validity of transactions after deliberation and the board of directors will respect such decision about the content and validity of the transactions, maintaining a system to protect minority shareholders. As stated in 3.(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” above, Arcland SHD has taken measures in considering the Share Exchange to ensure its fairness and avoid conflicts of interest and has made its own decisions independently of Arclands. Arcland SHD believes that this handling conforms with the content stated in the Corporate Governance Report.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(2) Matters concerning measures to ensure fairness (including measures to avoid conflicts of interest)

As stated in (1) “Applicability of transactions, etc. with controlling shareholder and compliance with Policy on Measures to Protect Minority Shareholders” above, the Share Exchange constitutes a transaction with the controlling shareholder for Arcland SHD, and therefore Arcland SHD has determined that it is necessary to take measures to ensure fairness and to avoid conflicts of interest. Arcland SHD’s Board of Directors has carefully discussed and deliberated the terms and conditions of the Share Exchange and has further taken the measures described in 3.(4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” above to ensure fairness and avoid conflicts of interest.

(3) Outline of opinion obtained from parties with no interests in the controlling shareholder regarding the determination that the relevant transaction, etc. is not disadvantageous to minority shareholders

As stated in 3.(4) “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” “(iii) Acquisition of a report from a special committee that has no interest in Arcland SHD” above, Arcland SHD established the Special Committee and consulted the Special Committee on the Matters for Consultation.

As a result, Arcland SHD received a report April 14, 2023, from the Special Committee that the Share Exchange is not disadvantageous to the minority shareholders of Arcland SHD. As stated in 3.(4) “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” “(iii) Acquisition of a report from a special committee that has no interest in Arcland SHD” above, Arcland SHD has established the Special Committee and has consulted this Special Committee on the Matters for Consultation.

9. Establishment of new shareholder benefit program at Arclands

Arcland SHD implements a shareholder benefit program for shareholders holding at least one unit of shares (100 shares) who are listed or recorded in the share register as of the end of June and the end of December each year.

If the Share Exchange Agreement is approved at the regular general meeting of shareholders of Arclands to be held on May 25, 2023 and the extraordinary general meeting of shareholders of Arcland SHD to be held on June 22, 2023, after the Share Exchange becomes effective, a new Arclands shareholder benefit program will be introduced is substantially the same as the current Arcland SHD shareholder benefit program, so that shareholders who have held Arclands or Arcland SHD shares so far can also experience the benefits of them becoming a group, and it is planned that a new shareholder benefit program will be created in a form where it can be used in common with the Arclands Group. Specifically, twice a year, meal coupons that can be used at designated restaurants such as “Katsuya” and “Karayama” will be presented in the form of expanded gift coupons that can also be used at retail stores including Musashi and VIVA HOME operated by Arclands as follows.

Presentation criteria	Details and number
100 shares or more	1,100 yen gift coupon	550 yen x 2
200 shares or more	2,200 yen gift coupon	550 yen x 4
1,000 shares or more	11,000 yen gift coupon	550 yen x 20

The first presentation of gift coupons under the above shareholder benefit program will be made to shareholders holding at least one unit of shares (100 shares), as stated or recorded in Arclands’ share register as of February 29, 2024, the first vesting date after the effective date of the Share Exchange.

End

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

(Reference) Forecast of consolidated financial results for the current fiscal year and consolidated results for the previous fiscal year

Arclands (Forecast for results for the current fiscal year are what was announced on April 14, 2023)

	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Net income attributable to owners of the parent
Forecast for the current fiscal year (Fiscal year ending February 2024)	320,000	20,100	20,000	13,100
Results for previous period (Fiscal year ending February 2023)	313,487	18,911	19,176	9,663
(Unit: million yen)

Arcland SHD (Forecast for results for the current fiscal year are what was announced on February 10, 2023)

	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Net income attributable to owners of the parent
Forecast for the current fiscal year (Fiscal year ending December 2023)	49,500	5,500	5,600	3,300
Results for previous period (Fiscal year ending December 2022)	47,163	4,932	5,513	3,001

(Unit: million yen)

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.